Exhibit 99.1

October 17, 2013

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Alan Greer	Tamera Gjesdal	David White
Executive Vice President	Senior Vice President	Vice President
Investor Relations	Investor Relations	Corporate Communications
(336) 733-3021	(336) 733-3058	(336) 733-1471

BB&T reports 3rd quarter EPS totaling $0.37

Adjusted EPS of $0.70 excluding tax adjustment

WINSTON-SALEM, N.C. -- BB&T Corporation (NYSE: BBT) today reported third quarter 2013 net income available to common shareholders of $268 million, or $0.37 per diluted share. Net income available to common shareholders and earnings per share include the impact of a previously announced $235 million tax adjustment. Excluding this adjustment, BB&T’s third quarter earnings totaled $503 million, or $0.70 per diluted share.

Excluding the tax adjustment, net income available to common shareholders increased 7.2% and earnings per diluted share increased 6.1% compared with the third quarter of 2012.

Third quarter earnings exclusive of the tax adjustment produced an annualized return on average assets of 1.20% and an annualized return on average common shareholders’ equity of 10.22%.

“BB&T posted solid results in a challenging environment this quarter,” said Chairman and Chief Executive Officer Kelly S. King. “Our 7% growth in adjusted earnings was driven by a substantial improvement in credit quality to the best levels in almost six years. In addition, we maintained a stable net interest margin and reduced expenses compared with last quarter. We are also pleased to achieve 3% loan growth in a sluggish economic environment.

“Credit quality improvement accelerated the last two quarters and credit metrics are very strong,” said King. “Nonperforming assets declined 9% to their lowest levels as a percent of total assets since 2007. In addition, net loan charge-offs decreased 34% to 0.49% of average loans and leases, down from 0.75% last quarter, excluding covered loans. Net charge-offs have declined by half since the first quarter this year, driving a decrease in our loan loss provision and other credit-related costs.

“Average loans grew 3% on an annualized basis compared with last quarter, led by strong performances in other lending subsidiaries, up 23%; sales finance automobile lending, up 22%;

and direct retail lending, up 4%. We are pleased with this performance given the slower economic growth this quarter. Early in the fourth quarter, we sold a consumer lending subsidiary, which will allow us to optimize our loan mix in the short-term and redeploy the capital over the long-term.

“While average total deposits were lower this quarter, noninterest-bearing deposits grew 8% annualized consistent with our mix improvement goals,” King said. “We are also pleased with the results of the FDIC deposit market share report, where we maintained or grew market share rank in nine states in our footprint.

“We are working to reduce noninterest expenses and improve efficiency. Third quarter expenses declined 7% on an annualized basis compared to last quarter, led by lower personnel and restructuring costs. Professional services expenses related to systems and project-related costs remained elevated this quarter, but we are confident these costs and total expenses will decline in coming quarters,” said King.

For the first nine months of 2013, BB&T reported net income available to common shareholders of $1.0 billion, which includes the impact of $516 million in adjustments related primarily to tax-related litigation. Earnings per diluted common share, including the tax adjustments, totaled $1.44 for the first nine months of 2013.

Third Quarter 2013 Performance Highlights

•	Average total loans and leases held for investment increased 3.0% on an annualized basis compared to the second quarter of 2013
o	Average C&I loans increased 0.9%; 2.1% excluding mortgage warehouse lending
o	Average sales finance loans increased 22.0%
o	Average loans in the other lending subsidiaries group increased 23.3%
o	Average direct retail lending increased 4.4%
o	Average revolving credit increased 7.0%
o	Early in 4Q13, BB&T sold a consumer lending subsidiary with approximately $500 million in loans

•	Taxable equivalent revenues were $2.4 billion for the third quarter
o	Net interest margin was 3.68%, down two basis points compared with last quarter
o	Insurance income decreased $71 million, driven by seasonal factors
o	Mortgage banking income was down $51 million as margins and production declined due to reduced demand

•	Asset quality results improved significantly
o	Nonperforming assets decreased $114 million, or 8.9%, excluding covered assets

o	Net charge-offs, excluding covered, were 0.49% of average loans for the quarter, down from 0.75% in the second quarter of 2013 and 1.08% in the third quarter of 2012
o	Net charge-offs, excluding covered, decreased 34.0% compared with the second quarter
o	Allowance for loan losses (excluding covered loans) as a percentage of nonperforming loans HFI increased from 1.55% in the second quarter of 2013 to 1.66% in the third quarter of 2013

•	Noninterest expense decreased an annualized 6.6% compared with the second quarter of 2013
o	Personnel expense declined $39 million primarily due to lower production-related compensation and other post-employment benefits expenses
o	Professional services increased $13 million primarily due to legal and systems and project-related expenses
o	Merger-related and restructuring expenses declined $23 million

•	Average noninterest-bearing deposits increased $658 million, or 7.8% on an annualized linked quarter basis
o	Average interest-bearing deposit costs fell one basis point to 0.31% this quarter

•	Capital levels improved across the board
o	Tangible common equity to tangible assets was 6.9%
o	Tier 1 common equity to risk-weighted assets was 9.4%
o	Tier 1 risk-based capital was 11.3%
o	Leverage capital remained strong at 9.0%
o	Total capital was 13.9%

#-#-#

EARNINGS HIGHLIGHTS				Change	Change
(dollars in millions, except per share data)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
	2013	2013	2012	Q2 13	Q3 12
Net income available to common shareholders	$268	$547	$469	$(279)	$(201)
Diluted earnings per common share	0.37	0.77	0.66	(0.40)	(0.29)

Net interest income - taxable equivalent	$1,454	$1,452	$1,520	$2	$(66)
Noninterest income	905	1,046	963	(141)	(58)
Total revenue	$2,359	$2,498	$2,483	$(139)	$(124)

Return on average assets (%)	0.68	1.27	1.10	(0.59)	(0.42)
Return on average risk-weighted assets (%)	0.89	1.68	1.48	(0.79)	(0.59)
Return on average common shareholders' equity (%)	5.44	11.39	9.94	(5.95)	(4.50)
Return on average tangible common shareholders'
equity (%)	9.33	19.12	17.01	(9.79)	(7.68)
Net interest margin - taxable equivalent (%)	3.68	3.70	3.94	(0.02)	(0.26)
Efficiency ratio (1) (%)	60.1	57.6	55.2	2.5	4.9

(1) Excludes securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting, and other selected items. See non-GAAP reconciliations in the Quarterly Performance Summary.

Third Quarter 2013 compared to Second Quarter 2013

Consolidated net income available to common shareholders for the third quarter was $268 million, a decrease of $279 million, compared to $547 million earned during the second quarter. Financial results for the third quarter were negatively impacted by a ruling issued by the U.S. Court of Federal Claims on September 20, 2013 regarding the Internal Revenue Service's disallowance of tax deductions and foreign tax credits taken in connection with a financing transaction entered into by BB&T in 2002. Based on the court's decision and an evaluation of other tax-related matters, a $235 million adjustment to the provision for income taxes was recognized.

On a diluted per common share basis, earnings for the third quarter were $0.37 ($0.70 excluding the tax adjustment) compared to $0.77 earned in the second quarter. BB&T’s results of operations for the third quarter produced an annualized return on average assets of 0.68% (1.20% adjusted), an annualized return on average risk-weighted assets of 0.89% (1.56% adjusted) and an annualized return on average common shareholders’ equity of 5.44% (10.22% adjusted) compared to prior quarter ratios of 1.27%, 1.68% and 11.39%, respectively. BB&T’s return on average tangible common shareholders’ equity was 9.33% (17.05% adjusted) for the third quarter of 2013 compared to 19.12% for the prior quarter.

Total revenues were $2.4 billion for the third quarter, down $139 million compared to the second quarter, primarily the result of a $141 million decrease in noninterest income. The decrease in noninterest income was primarily driven by a $71 million decrease in insurance income, a $51 million decrease in mortgage banking income, and $23 million in securities gains recorded in the prior quarter. Net interest income was relatively flat compared to the second quarter as loan growth was offset by a slight decline in the net interest margin. Net interest margin was 3.68% for the third quarter, down two basis points compared to the prior quarter.

The provision for credit losses, excluding covered loans, for the third quarter was $90 million, a decrease of $89 million compared to the second quarter, as a result of continued improvement in credit quality. Net charge-offs, excluding covered loans, for the third quarter were $142 million, or $73 million lower than the second quarter. This resulted in a reserve release of $52 million for the third quarter compared to $36 million in the prior quarter.

Noninterest expense was $1.5 billion for the third quarter, a decrease of $25 million compared to the second quarter. The decrease in noninterest expense includes decreases in personnel expense and merger-related and restructuring charges totaling $39 million and $23 million, respectively. The decrease in personnel expense was primarily driven by lower production-related commissions and other incentives, a decrease in other post-employment benefits expense, which is offset in other income, a decrease in pension expense, and a seasonal decrease in social security expense. The decrease in merger-related and restructuring charges primarily reflects optimization activities related to the Community Bank that were recognized during the second quarter. The decrease in noninterest expense was partially offset by higher professional services primarily due to increased legal expenses.

The provision for income taxes was $450 million for the third quarter, compared to $221 million for the second quarter. This produced an effective tax rate for the third quarter of 59.3% compared to 27.7% for the prior quarter. The increase in the effective tax rate was primarily due to the $235 million adjustment to the income tax provision described previously. Excluding the impact of this adjustment, the effective tax rate for the third quarter was 28.3%. The increase in the adjusted effective tax rate was primarily the result of deferred income tax expense recorded in the third quarter related to a reduction in the North Carolina state income tax rate as BB&T is in a net deferred tax asset position.

Third Quarter 2013 compared to Third Quarter 2012

Consolidated net income available to common shareholders for the third quarter of 2013 was $268 million, down 42.9%, compared to $469 million earned during the earlier quarter. On a diluted per common share basis, earnings for the third quarter of 2013 were $0.37 ($0.70 adjusted) compared to $0.66 for the earlier quarter. BB&T’s results of operations for the third quarter of 2013 produced an annualized return on average assets of 0.68% (1.20% adjusted), an annualized return on average risk-weighted assets of 0.89% (1.56% adjusted) and an annualized return on average common shareholders’ equity of 5.44% (10.22% adjusted) compared to prior year ratios of 1.10%, 1.48% and 9.94%, respectively. BB&T’s return on average tangible common shareholders’ equity was 9.33% (17.05% adjusted) for the third quarter of 2013, compared to 17.01% for the earlier quarter.

Total revenues were $2.4 billion for the third quarter of 2013, a decrease of $124 million compared to the earlier quarter. The decrease in total revenues included a $66 million decrease in taxable-equivalent net interest income and a $58 million decrease in noninterest income. The decrease in taxable-equivalent net interest income reflects an $82 million decrease in interest income, primarily driven by lower yields on new loans and securities, and covered loan run-off, partially offset by a $16 million decrease in funding costs compared to the same quarter of the prior year. Net interest margin was 3.68%, down 26 basis points compared to the earlier quarter. This decline is largely attributable to lower yields on new loans and covered loan run-off.

The decrease in noninterest income reflects declines in mortgage banking and other income totaling $94 million and $22 million, respectively. These decreases were partially offset by a $22 million increase in insurance income and a $16 million improvement in FDIC loss share income. The decrease in mortgage banking income was driven by a decrease in the gain on residential mortgage loan production and sales. The decrease in other income includes $14 million of higher net losses on affordable housing investments and $8 million in lower income related to assets for certain post-employment benefits, which is offset in personnel expense. The increase in insurance income is primarily attributable to improved market conditions compared to the prior year, and the improvement in FDIC loss share income primarily reflects lower negative accretion as the indemnification asset continues to decline.

The provision for credit losses, excluding covered loans, declined $154 million, or 63.1%, compared to the earlier quarter, as improving credit quality resulted in lower provision expense. Net charge-offs, excluding covered loans, for the third quarter of 2013 were $161 million lower than the earlier quarter, a decline of 53.1%. The reserve release was $52 million for the third quarter of 2013, compared to $59 million in the earlier quarter.

Noninterest expense was $1.5 billion for the third quarter of 2013, a decrease of $58 million, or 3.8%, compared to the earlier quarter. Foreclosed property expense declined $40 million, reflecting lower write-downs, losses and carrying costs associated with a lower level of foreclosed property. Merger-related and restructuring charges decreased $39 million compared to the earlier quarter primarily due to merger charges associated with the BankAtlantic acquisition recognized during the earlier period. Lower mortgage repurchase expense in the current period resulted in a $15 million decrease in loan-related expense compared to the earlier quarter. These declines in noninterest expense were partially offset by increases in professional services and occupancy and equipment expense totaling $24 million and $11 million respectively. The increase in professional services included a $16 million increase in professional services related to certain systems and process-related enhancements, while the increase in occupancy and equipment expense reflects increased IT equipment expense and other rent adjustments recognized during the current quarter.

The provision for income taxes was $450 million for the third quarter of 2013, compared to $177 million for the earlier quarter. This produced an effective tax rate for the third quarter of 59.3% (28.3% adjusted), compared to 26.3% for the prior year’s third quarter. This increase in the adjusted effective tax rate primarily reflects higher levels of pre-tax earnings relative to permanent tax differences in 2013 compared to 2012 as well as the change in North Carolina state income tax rate previously mentioned.

REVENUE, NET OF PROVISION, IMPACT				Change	Change
FROM COVERED ASSETS (1)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
(dollars in millions)	2013	2013	2012	Q2 13	Q3 12
Interest income ― covered loans	$106	$121	$175	$(15)	$(69)
Interest income ― covered securities	38	34	44	4	(6)
Total interest income	144	155	219	(11)	(75)
Provision for covered loans	(2)	11	―	(13)	(2)
FDIC loss share income, net	(74)	(85)	(90)	11	16
Net revenue after provision for covered loans	$68	$81	$129	$(13)	$(61)

FDIC loss share income, net
Offset to provision for covered loans	$2	$(9)	$ ―	$11	$2
Accretion due to credit loss improvement	(62)	(66)	(73)	4	11
Accretion for securities	(14)	(10)	(17)	(4)	3
	$(74)	$(85)	$(90)	$11	$16

(1) Presents amounts related to covered loans, covered securities and the FDIC loss sharing asset recognized in the Colonial acquisition. Excludes all amounts related to other assets acquired and liabilities assumed in the acquisition.

Third Quarter 2013 compared to Second Quarter 2013

Interest income on covered loans and securities for the third quarter was $11 million lower than the second quarter, primarily due to lower average covered loan balances. The yield on covered loans for the third quarter was 16.78%, down slightly compared to 16.95% in the prior quarter. At September 30, 2013, the accretable yield balance on these loans was $565 million. Accretable yield represents the excess of expected future cash flows above the current net carrying amount of loans and will be recognized in income over the remaining life of the covered loans.

The provision for covered loans was $2 million in the third quarter, compared to a net recovery of $11 million in the prior quarter. The change in the provision for covered loans was primarily the result of improvement in the cash flows from certain residential mortgage loan pools based on the quarterly reassessment process in the earlier quarter.

FDIC loss share income, net was a negative $74 million for the third quarter, $11 million better than the second quarter, primarily due to the offset to the provision for covered loans.

Third Quarter 2013 compared to Third Quarter 2012

Interest income on covered loans and securities for the third quarter of 2013 decreased $75 million compared to the earlier quarter, primarily due to decreased interest income on covered loans of $69 million. The decline in covered interest income primarily reflects lower average covered loan balances and a lower yield. The yield on covered loans for the third quarter of 2013 was 16.78% compared to 18.21% in 2012. The decline in yield is primarily the result of changes in loan mix.

FDIC loss share income, net was a negative $74 million for the third quarter, $16 million better than the earlier quarter, which primarily reflects lower negative accretion as the FDIC indemnification asset attributable to covered loans continues to decline.

NONINTEREST INCOME				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
	2013	2013	2012	Q2 13	Q3 12
				(annualized)
Insurance income	$355	$426	$333	(66.1)	6.6
Mortgage banking income	117	168	211	(120.4)	(44.5)
Service charges on deposits	152	143	142	25.0	7.0
Investment banking and brokerage fees and
commissions	89	99	90	(40.1)	(1.1)
Bankcard fees and merchant discounts	67	65	62	12.2	8.1
Checkcard fees	51	51	48	―	6.3
Trust and investment advisory revenues	51	49	46	16.2	10.9
Income from bank-owned life insurance	27	26	30	15.3	(10.0)
FDIC loss share income, net	(74)	(85)	(90)	(51.3)	(17.8)
Securities gains (losses), net	―	23	(1)	NM	(100.0)
Other income	70	81	92	(53.9)	(23.9)
Total noninterest income	$905	$1,046	$963	(53.5)	(6.0)

NM - not meaningful.

Third Quarter 2013 compared to Second Quarter 2013

Noninterest income for the third quarter decreased $141 million compared to the prior quarter. Insurance income was $71 million lower than the prior quarter, which reflects normal seasonality in the insurance business and the impact of a $13 million experience-based refund of reinsurance premiums recognized during the prior quarter. Mortgage banking income declined $51 million, which reflects decreases in margins driven by increased competition and lower production. Net securities gains, other income and investment banking and brokerage commissions decreased $23 million, $11 million and $10 million. The decline in other income primarily reflects lower income related to assets for certain post-employment benefits, which is offset in personnel expense. The decrease in investment banking and brokerage commissions reflects a lower level of investment banking activities and lower investment commission income compared to record revenues in the earlier quarter. The decreases in noninterest income described above were partially offset by an improvement in FDIC loss share income totaling $11 million and a $9 million increase in service charges on deposits. The increase in services charges on deposits primarily reflects increased overdraft fees and a reclassification of certain fee waivers to checkcard fees and other income.

Third Quarter 2013 compared to Third Quarter 2012

Noninterest income was $905 million for the third quarter of 2013, a decrease of $58 million, or 6.0%, compared to the earlier quarter. Mortgage banking income was $94 million lower than the earlier quarter, which primarily reflects reductions in margins driven by increased competition. Other income declined $22 million compared to the earlier quarter, primarily the result of a $14 million increase in net losses on affordable housing investments and $8 million in lower income related to assets for certain post-employment benefits, which is offset in personnel expense. These decreases were partially offset by a $22 million increase in insurance income, which reflects improved market conditions compared to the earlier quarter, a $16 million improvement in FDIC loss share income, and a $10 million increase in service charges on deposits. The increase in services charges on deposits primarily reflects increased overdraft fees and a reclassification of certain fee waivers to checkcard fees and other income.

NONINTEREST EXPENSE				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
	2013	2013	2012	Q2 13	Q3 12
				(annualized)
Personnel expense	$805	$844	$797	(18.3)	1.0
Occupancy and equipment expense	177	170	166	16.3	6.6
Loan-related expense	70	63	85	44.1	(17.6)
Foreclosed property expense	14	12	54	66.1	(74.1)
Regulatory charges	40	35	40	56.7	―
Professional services	60	47	36	109.7	66.7
Software expense	39	38	36	10.4	8.3
Amortization of intangibles	26	27	31	(14.7)	(16.1)
Merger-related and restructuring charges, net	4	27	43	NM	(90.7)
Other expense	236	233	241	5.1	(2.1)
Total noninterest expense	$1,471	$1,496	$1,529	(6.6)	(3.8)

NM - not meaningful.

Third Quarter 2013 compared to Second Quarter 2013

Noninterest expense was $1.5 billion for the third quarter, a decrease of $25 million compared to the prior quarter. Personnel expense decreased $39 million compared to the prior quarter, primarily the result of lower production-related incentives and commissions, a decrease in other post-employment benefits expense, which is offset in other income, a decrease in pension expense and a seasonal decrease in social security expense. Merger-related and restructuring charges were $23 million lower than the prior quarter as a result of optimization activities related to the Community Bank that were recognized in the second quarter. These declines were partially offset by a $13 million increase in professional services, which reflects a $9 million increase in legal fees and a $4 million increase in other professional services primarily related to systems and process-related enhancements. Other expense for the third quarter includes $11 million of expense primarily related to lower of cost or market adjustments on owned real estate.

Third Quarter 2013 compared to Third Quarter 2012

Noninterest expense was $1.5 billion for the third quarter of 2013, a decrease of $58 million, or 3.8%, compared to the earlier quarter. This decrease was driven by decreases in foreclosed property expense, merger-related and restructuring charges, and loan-related expense totaling $40 million, $39 million and $15 million, respectively. The decrease in foreclosed property expense reflects lower write-downs, losses and carrying costs associated with a lower level of foreclosed property. The decrease in merger-related and restructuring charges primarily relates to merger charges associated with the BankAtlantic acquisition that were incurred during the earlier period. Lower mortgage repurchase expense in the current period was the primary driver of the decrease in loan-related expense compared to the earlier quarter. These declines in noninterest expense were partially offset by increases in professional services and occupancy and equipment expense totaling $24 million and $11 million, respectively. The increase in professional services includes $8 million in higher legal fees and a $16 million increase in other professional services related to certain systems and process-related enhancements, while the increase in occupancy and equipment expense reflects increased IT equipment expense and other rent adjustments recognized during the current quarter. Personnel expense increased $8 million compared to the earlier quarter, which primarily reflects a $22 million increase in salaries driven by normal salary increases and job class changes, partially offset by a $14 million decrease in incentives, equity-based compensation and fringe benefits.

LOANS AND LEASES - average balances				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
	2013	2013	2012	Q2 13	Q3 12
				(annualized)
Commercial and industrial	$38,446	$38,359	$37,516	0.9	2.5
Commercial real estate - other	11,344	11,411	10,823	(2.3)	4.8
Commercial real estate - residential ADC	1,022	1,121	1,534	(35.0)	(33.4)
Direct retail lending	16,112	15,936	15,520	4.4	3.8
Sales finance	8,992	8,520	7,789	22.0	15.4
Revolving credit	2,308	2,268	2,234	7.0	3.3
Residential mortgage	23,403	23,391	23,481	0.2	(0.3)
Other lending subsidiaries	11,018	10,407	9,998	23.3	10.2
Total, excluding covered loans	112,645	111,413	108,895	4.4	3.4
Covered	2,502	2,858	3,826	(49.4)	(34.6)
Total loans and leases held for investment	$115,147	$114,271	$112,721	3.0	2.2

Average loans held for investment for the third quarter increased $876 million, or an annualized 3.0%, compared to the second quarter. The increase in average loans and leases was driven by strong growth in the other lending subsidiaries and sales finance portfolios, which reflected annualized growth rates of 23.3% and 22.0%, respectively, along with steady growth in the direct retail lending portfolio that totaled 4.4% on an annualized basis. This growth was partially offset by expected declines in the covered and commercial real estate – residential ADC loan portfolios, which declined $356 million and $99 million, respectively.

Average other lending subsidiaries loans increased $611 million, reflecting strong growth in the small ticket consumer finance, insurance premium finance, and commercial mortgage lending portfolios totaling $296 million, $229 million, and $50 million, respectively. The growth in small ticket consumer finance business primarily reflects increased outdoor power equipment lending, while the increase in insurance premium finance reflects seasonality within that line of business. The increase in the commercial mortgage lending portfolio primarily reflects growth in interim first lien bridge loans to middle market real estate developers and investors. Growth in the average sales finance loan portfolio totaled $472 million based on the strength of demand in both the consumer and wholesale segments of the prime automobile lending market. The direct retail lending portfolio increased $176 million compared to the prior quarter, primarily driven by strong growth in first lien closed end real estate loans early in the third quarter and continued growth in the small business and wealth sub-portfolios.

Average residential mortgage loans were essentially flat compared to the prior quarter, as expected runoff in the mortgage loan portfolio was offset by growth in adjustable-rate and construction-to-permanent loans originated during the quarter. The average covered and commercial real estate – residential ADC loan portfolios declined 49.4% and 35.0% on an annualized basis, respectively, due to continued runoff of covered loans and weakness in the ADC market.

DEPOSITS - average balances				% Change	% Change
(dollars in millions)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
	2013	2013	2012	Q2 13	Q3 12
				(annualized)
Noninterest-bearing deposits	$34,244	$33,586	$29,990	7.8	14.2
Interest checking	18,826	19,276	20,157	(9.3)	(6.6)
Money market and savings	48,676	48,140	47,500	4.4	2.5
Certificates and other time deposits	25,562	28,034	30,727	(35.0)	(16.8)
Foreign office deposits - interest-bearing	640	947	321	(128.6)	99.4
Total deposits	$127,948	$129,983	$128,695	(6.2)	(0.6)

Average deposits for the third quarter decreased $2.0 billion, or 6.2% on an annualized basis, compared to the second quarter. Deposit mix continued to improve during the quarter as average noninterest-bearing deposits grew $658 million, while average certificates and other time deposits decreased $2.5 billion. Average noninterest-bearing deposits represented 26.8% of total average deposits for the third quarter, compared to 25.8% for the prior quarter.

Growth in average noninterest-bearing deposits was driven by commercial accounts, which increased $811 million compared to the prior quarter. This increase was partially offset by a decline in noninterest-bearing deposits related to public funds and retail accounts that totaled $128 million and $33 million, respectively. Average interest-checking and money market and savings accounts increased $86 million compared to the prior quarter, with $319 million in commercial account growth that was partially offset by decreases of $132 million and $101 million related to public funds and retail accounts, respectively. The decrease in average certificates and other time deposits was primarily driven by a $1.8 billion decline in non-client certificates of deposit. Average foreign office deposits decreased $307 million compared to the prior quarter as management obtained funding from other sources.

The cost of interest-bearing deposits was 0.31% for the third quarter, a decrease of one basis point compared to the prior quarter.

SEGMENT RESULTS				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
Segment Net Income	2013	2013	2012	Q2 13	Q3 12
Community Banking	$268	$209	$245	$59	$23
Residential Mortgage Banking	77	78	84	(1)	(7)
Dealer Financial Services	55	59	56	(4)	(1)
Specialized Lending	83	68	47	15	36
Insurance Services	22	66	16	(44)	6
Financial Services	77	71	73	6	4
Other, Treasury and Corporate	(273)	25	(25)	(298)	(248)
Total net income	$309	$576	$496	$(267)	$(187)

Third Quarter 2013 compared to Second Quarter 2013

Community Banking

Community Banking serves individual and business clients by offering a variety of loan and deposit products and other financial services. The segment is primarily responsible for acquiring and maintaining client relationships. The results for Community Banking have included the results of BankAtlantic since its systems conversion in October 2012.

Community Banking net income was $268 million in the third quarter, a $59 million increase from the prior quarter. The allocated provision for loan and lease losses decreased $65 million, primarily due to lower business and consumer loan charge-offs and improved credit trends in the commercial real estate and direct retail loan portfolios. The $37 million decrease in noninterest expense was primarily attributable to lower personnel expense and an $18 million restructuring charge in the prior quarter related to regional restructuring and branch optimization. Branch optimization activities provide Community Banking with the opportunity to reallocate resources to certain targeted geographic markets or to support other corporate initiatives such as the branch expansion strategy. Segment net interest income decreased $10 million, primarily due to lower funding spreads earned on deposits.

Residential Mortgage Banking

Residential Mortgage Banking retains and services mortgage loans originated by BB&T as well as those purchased from various correspondent originators. Mortgage loan products include fixed and adjustable-rate government guaranteed and conventional loans for the purpose of constructing, purchasing, or refinancing residential properties. Substantially all of the properties are owner-occupied.

Residential Mortgage Banking net income was $77 million in the third quarter, essentially flat compared to the prior quarter. The allocated provision for loan and lease losses decreased $57 million, driven by improving delinquency mix, loss severity, and impairment estimates on loans classified as TDRs. Noninterest income decreased $55 million, driven by lower gains on mortgage loan production and sales as higher interest rates during the quarter reduced refinancing volume and pricing tightened due to competitive factors.

Dealer Financial Services

Dealer Financial Services primarily originates loans to consumers for the purchase of automobiles. These loans are originated on an indirect basis through approved franchised and independent automobile dealers throughout BB&T’s market area through BB&T Dealer Finance, and on a national basis through Regional Acceptance Corporation. Dealer Financial Services also originates loans for the purchase of recreational and marine vehicles and provides financing and servicing to dealers for their inventories.

Dealer Financial Services net income was $55 million in the third quarter, a decrease of $4 million from the prior quarter. The allocated provision for loan and lease losses increased $5 million, primarily the result of higher seasonal charge-offs related to the Regional Acceptance loan portfolio.

Specialized Lending

BB&T’s Specialized Lending segment consists of businesses that provide specialty finance alternatives to commercial and consumer clients including: commercial finance, mortgage warehouse lending, tax-exempt financing for local governments and special-purpose districts, equipment leasing, full-service commercial mortgage banking, commercial and retail insurance premium finance, dealer-based financing of equipment for consumers and small businesses, and direct consumer finance.

Specialized Lending net income was $83 million in the third quarter, an increase of $15 million from the prior quarter. The allocated provision for loan and lease losses decreased $26 million, primarily driven by improving credit trends related to the commercial finance portfolio and certain recoveries that were recognized during the third quarter. Noninterest expense increased $7 million, primarily driven by higher incentives and depreciation expense related to equipment subject to operating leases. The provision for income taxes increased $8 million, primarily due to higher pre-tax income.

Insurance Services

BB&T’s insurance agency / brokerage network is the sixth largest in the United States and in the world. Insurance Services provides property and casualty, life, and health insurance to business and individual clients. It also provides small business and corporate products, such as workers compensation and professional liability, as well as surety coverage and title insurance. In addition, Insurance Services underwrites a limited amount of property and casualty coverage.

Insurance Services net income was $22 million in the third quarter, a $44 million decrease from the prior quarter. Insurance Service’s noninterest income was down $70 million, primarily due to seasonality in the property and casualty insurance business, and an experience-based refund of reinsurance premiums totaling $13 million that was recognized during the prior quarter. The provision for income taxes was $21 million lower than the prior quarter, primarily due to lower pre-tax income.

Financial Services

Financial Services provides personal trust administration, estate planning, investment counseling, wealth management, asset management, employee benefits services, corporate banking and corporate trust services to individuals, corporations, institutions, foundations and government entities. In addition, Financial Services offers clients investment alternatives, including discount brokerage services, equities, fixed-rate and variable-rate annuities, mutual funds and governmental and municipal bonds through BB&T Investment Services, Inc. The segment also includes BB&T Securities, a full-service brokerage and investment banking firm, and the Corporate Banking Division, which originates and services large corporate relationships, syndicated lending relationships, and client derivatives.

Financial Services net income was $77 million in the third quarter, an increase of $6 million over the prior quarter. The allocated provision for loan and lease losses decreased $16 million, primarily due to improving credit trends in the large corporate loan portfolio. Noninterest expense decreased $5 million, driven by lower incentive and fringe benefit costs. Noninterest income decreased $4 million, primarily the result of lower investment banking and brokerage fees and commissions. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $225 million or 12.3% on an annualized basis over the prior period, while BB&T Wealth’s average loan balances increased $89 million or 25.9% on an annualized basis.

Other, Treasury & Corporate

Net income in Other, Treasury & Corporate can vary due to changing needs of the Corporation, including the size of the investment portfolio, the need for wholesale funding, and income received from derivatives used to hedge the balance sheet. In the third quarter, Other, Treasury & Corporate generated a net loss of $273 million, primarily the result of the previously described $235 million income tax adjustment. Excluding this adjustment, the net loss for the third quarter was $38 million. The allocated provision for loan and lease losses increased $83 million compared to the prior quarter, which primarily reflects a reduction in the unallocated reserve totaling $40 million, and a reserve release related to the provision for covered loans totaling $11 million, that were both recorded in the prior quarter. In addition, the allocated provision reflects an $11 million increase to the reserve for unfunded commitments that was recorded during the current quarter. Noninterest income decreased $27 million, driven by lower securities gains in the investment portfolio. Segment net interest income increased $20 million, primarily attributable to lower allocations of funding credits to liabilities held in other operating segments.

Third Quarter 2013 compared to Third Quarter 2012

Community Banking

Community Banking net income was $268 million in the third quarter of 2013, an increase of $23 million over the earlier quarter. The allocated provision for loan and lease losses decreased $47 million. The decrease in provision expense was primarily attributable to lower business and consumer loan charge-offs and improved credit trends in the commercial real estate and direct retail loan portfolios. Noninterest income increased $30 million, primarily due to higher service charges on deposits, checkcard fees, bankcard fees, and merchant discounts. The $16 million decrease in noninterest expense was primarily attributable to lower foreclosed property expense. Segment net interest income decreased $41 million, primarily due to lower funding spreads on deposits, partially offset by improvements in deposit mix as a result of growth in noninterest-bearing and a decrease in certificates of deposits.

Residential Mortgage Banking

Residential Mortgage Banking net income was $77 million in the third quarter of 2013, a decrease of $7 million from the earlier quarter. Noninterest income decreased $94 million, driven by lower gains on mortgage loan production and sales as higher interest rates during the quarter reduced refinancing volume and pricing tightened due to competitive factors. The allocated provision for loan and lease losses decreased $51 million, driven by improving delinquency rates, loss severity, and impairment estimates on loans classified as TDRs. Segment net interest income increased $14 million, which was driven by growth in average residential mortgage loans and higher credit spreads to funding costs when compared to the third quarter of 2012. Noninterest expense decreased $22 million, primarily due to lower mortgage repurchase expense.

Dealer Financial Services

Dealer Financial Services net income was $55 million in the third quarter of 2013, a decrease of $1 million from the earlier quarter. The allocated provision for loan and lease losses increased $4 million, primarily the result of growth in the loan portfolio. Segment net interest income increased $4 million, primarily due to wider credit spreads and loan growth in the Regional Acceptance Corporation portfolio. Dealer Financial Services grew average loans by 10.1% compared to the earlier quarter.

Specialized Lending

Specialized Lending net income was $83 million in the third quarter, an increase of $36 million over the earlier quarter. The allocated provision for loan and lease losses decreased $61 million, which primarily reflects the impact of adjustments to loss factors that were recorded in the prior period that resulted from more accelerated recognition of certain consumer loan charge-offs. The provision for income taxes increased $24 million, primarily due to higher pre-tax income and tax-exempt income composed a higher proportion of income before taxes in the earlier quarter.

Insurance Services

Insurance Services net income was $22 million in the third quarter of 2013, an increase of $6 million over the earlier quarter. Noninterest income growth of $23 million was driven by organic growth in wholesale and retail property and casualty insurance operations as market conditions improved and insurance pricing continued to firm. Higher noninterest income growth was offset by a $14 million increase in noninterest expense, primarily due to higher personnel and business referral expense.

Financial Services

Financial Services net income was $77 million in the third quarter, an increase of $4 million over the earlier quarter. The allocated provision for loan and lease losses decreased $15 million, primarily due to improved credit trends in the large corporate loan portfolio. Segment net interest income decreased $8 million, primarily due to lower funding spreads on deposits. Financial Services continues to generate significant loan growth, with Corporate Banking’s average loan balances increasing $1.3 billion or 22.0% over the earlier period, while BB&T Wealth’s average loan balances increased $276 million or 23.4%.

Other, Treasury & Corporate

Other, Treasury & Corporate generated a net loss of $273 million, which reflects the impact of the previously described $235 million income tax adjustment. Excluding this adjustment, the net loss for the third quarter was $38 million. Segment net interest income decreased $34 million, primarily attributable to runoff in the covered loan portfolio. Noninterest income decreased $14 million, driven by a $14 million increase in net losses on affordable housing investments. Noninterest expense decreased $35 million, primarily attributable to merger-related expense associated with the BankAtlantic acquisition in the prior period.

CAPITAL RATIOS (1)
	Q3	Q2	Q1	Q4	Q3
	2013	2013	2013	2012	2012
Risk-based:
Tier 1 (%)	11.3	11.1	10.6	10.5	10.0
Total (%)	13.9	13.9	13.5	13.4	13.0
Leverage (%)	9.0	8.8	8.3	8.2	7.9
Tangible common equity to tangible assets (%) (2)	6.9	6.8	6.7	6.6	6.5
Tier 1 common equity to risk-weighted assets (%) (2)	9.4	9.3	9.1	9.0	8.8

(1) Regulatory capital ratios are preliminary.

(2) Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. See the calculations and management's reasons for using these measures in the Capital Information – Five Quarter Trend of the Quarterly Performance Summary.

BB&T’s capital levels remained strong at September 30, 2013. BB&T declared total common dividends of $0.23 during the third quarter of 2013, which resulted in a dividend payout ratio of 61% (32% excluding the tax adjustment). The increase in capital ratios is primarily due to net income in excess of dividends.

On August 23, 2013, the Board of Governors of the Federal Reserve System informed BB&T that it did not object to the Company’s revised capital plan, which was resubmitted on June 11, 2013. The plan continues BB&T’s quarterly common dividend of $0.23 per share, which is a 15% increase compared to the fourth quarter of 2012. The Federal Reserve also did not object to BB&T’s plans to continue payment of preferred dividends.

BB&T’s common equity Tier 1 ratio under Basel III was approximately 9.0% at September 30, 2013, based on management’s interpretation of the final rules adopted July 2, 2013, by the Federal Reserve Board that established a new comprehensive capital framework for U.S. banking organizations.

ASSET QUALITY (1)				Change	Change
(dollars in millions)	Q3	Q2	Q3	Q3 13 vs.	Q3 13 vs.
	2013	2013	2012	Q2 13	Q3 12
Total nonperforming assets	$1,162	$1,276	$1,718	$(114)	$(556)
Total loans 90 days past due and still accruing	122	123	152	(1)	(30)
Total loans 30-89 days past due	923	940	1,028	(17)	(105)
Allowance for loan and lease losses	1,712	1,775	1,914	(63)	(202)
Total performing TDRs	1,342	1,313	1,074	29	268

Nonperforming loans and leases as a percentage of total
loans and leases (%)	0.89	0.99	1.35	(0.10)	(0.46)
Nonperforming assets as a percentage of total assets (%)	0.65	0.71	0.97	(0.06)	(0.32)
Allowance for loan and lease losses as a percentage of
loans and leases held for investment (%)	1.51	1.57	1.73	(0.06)	(0.22)
Net charge-offs as a percentage of average loans and
leases (%) annualized	0.49	0.75	1.08	(0.26)	(0.59)
Ratio of allowance for loan and lease losses to net
charge-offs (times) annualized	3.03	2.07	1.59	0.96	1.44
Ratio of allowance for loan and lease losses to
nonperforming loans and leases held for
investment (times)	1.66	1.55	1.24	0.11	0.42

(1) Excludes amounts related to covered assets and government guaranteed loans. See footnotes on the Credit Quality pages of the Quarterly Performance Summary for additional information.

Nonperforming assets, excluding covered foreclosed real estate, decreased $114 million compared to June 30, 2013. This decrease was driven by a $119 million decline in nonperforming loans and leases. At September 30, 2013, nonperforming loans and leases represented 0.89% of total loans and leases, excluding covered assets, which is at its lowest level since the first quarter of 2008.

Loan delinquencies continued to improve during the third quarter. Loans 30-89 days past due and still accruing, excluding loans guaranteed by the government, totaled $923 million at September 30, 2013, a decrease of $17 million compared to June 30, 2013, while loans 90 days past due and still accruing declined $1 million compared to the prior quarter.

Total performing TDRs, excluding loans guaranteed by the government, were $1.3 billion at September 30, 2013, an increase of $29 million compared to June 30, 2013.

Excluding covered loans, net charge-offs during the third quarter totaled $142 million, compared to $215 million during the prior quarter. As a percentage of average loans and leases, net charge-offs excluding covered loans were an annualized 0.49%, compared to 0.75% during the second quarter. Net charge-offs as a percentage of average loans and leases were at the lowest level since the fourth quarter of 2007.

As of September 30, 2013, the allowance for loan and lease losses was 1.51% of total loans and leases held for investment, excluding covered loans, compared to 1.57% at June 30, 2013. The decline in the allowance as a percentage of total loans reflects improvement in the overall quality of the loan portfolio. The allowance for loan and lease losses was 166% of nonperforming loans and leases held for investment, excluding covered loans, compared to 155% at June 30, 2013. At September 30, 2013, the allowance for loan and lease losses was 303% of annualized net charge-offs excluding covered loans, compared to 207% at June 30, 2013.

Earnings presentation and Quarterly Performance Summary

To listen to BB&T’s live third quarter 2013 earnings conference call at 8 a.m. (ET) today, please call 888-632-5009 and enter the participant code 5184622. A presentation will be used during the earnings conference call and is available on our website at www.bbt.com. Replays of the conference call will be available by dialing 888-203-1112 (access code 4313363) until November 17, 2013.

The presentation, including an appendix reconciling non-GAAP disclosures, is available at www.bbt.com/Investor-Presentations.

BB&T’s third quarter 2013 Quarterly Performance Summary, which contains detailed financial schedules, is available on BB&T’s website at www.bbt.com/financials.html.

About BB&T

As of September 30, 2013, BB&T is one of the largest financial services holding companies in the U.S. with $181.1 billion in assets and market capitalization of $23.8 billion. Based in Winston-Salem, N.C., the company operates 1,824 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.bbt.com.

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Capital ratios are preliminary. Credit quality data excludes covered and government guaranteed loans where applicable.

This news release contains financial information and performance measures determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). BB&T’s management uses these “non-GAAP” measures in their analysis of the Corporation’s performance and the efficiency of its operations. Management believes that these non-GAAP measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant gains and charges in the current period. The company believes that a meaningful analysis of its financial performance requires an understanding of the factors underlying that performance. BB&T’s management believes that investors may use these non-GAAP financial measures to analyze financial performance without the impact of unusual items that may obscure trends in the company’s underlying performance. These disclosures should not be viewed as a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Below is a listing of the types of non-GAAP measures used in this news release:

•	Tangible common equity, Tier 1 common equity and related ratios are non-GAAP measures. The Basel III common equity Tier I ratio reflects management’s interpretation of the regulatory requirements, which is subject to change. BB&T's management uses these measures to assess the quality of capital and believes that investors may find them useful in their analysis of the Corporation.
•	Asset quality ratios have been adjusted to remove the impact of acquired loans and foreclosed property covered by FDIC loss sharing agreements from the numerator and denominator of these ratios. Management believes that their inclusion may result in distortion of these ratios, such that they might not be comparable to other periods presented or to other portfolios that were not impacted by purchase accounting.
•	Fee income and efficiency ratios are non-GAAP in that they exclude securities gains (losses), foreclosed property expense, amortization of intangible assets, merger-related and restructuring charges, the impact of FDIC loss share accounting and other selected items. BB&T’s management uses these measures in their analysis of the Corporation’s performance. BB&T’s management believe these measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods, as well as demonstrating the effects of significant gains and charges.
•	Return on average tangible common shareholders’ equity is a non-GAAP measure that calculates the return on average common shareholders’ equity without the impact of intangible assets and their related amortization. This measure is useful for evaluating the performance of a business consistently, whether acquired or developed internally.
•	Core net interest margin is a non-GAAP measure that adjusts net interest margin to exclude the impact of interest income and funding costs associated with loans and securities acquired in the Colonial acquisition. BB&T’s management believes that the exclusion of the generally higher yielding assets acquired in the Colonial acquisition from the calculation of net interest margin provides investors with useful information related to the relative performance of the remainder of BB&T’s earning assets.
•	Net income available to common shareholders, diluted EPS, return on average assets, return on average risk-weighted assets, return on average common shareholders’ equity and return on average tangible common shareholders’ equity have been adjusted to exclude the impact of the $235 million tax adjustment that was recorded in the third quarter of 2013. BB&T management believes these adjustments increase comparability of period-to-period results and uses these measures to assess performance and believes investors may find them useful in their analysis of the Corporation.

A reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is included on the Investor Relations section of BB&T’s website and in BB&T’s Third Quarter 2013 Quarterly Performance Summary, which is available on BB&T’s website at www.bbt.com/financials.html.

This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.